Exhibit 99.1

FOR IMMEDIATE RELEASE

STEPHEN WEINTRAUB APPOINTED CFO OF COUNSEL CORPORATION AND
C2 GLOBAL TECHNOLOGIES INC. AS GARY CLIFFORD STEPS DOWN

Toronto, Ontario, November 2, 2005 - Counsel Corporation (TSX: CXS) and C2 Global Technologies Inc. (OTC-BB: COBT.OB) announced today that Gary Clifford, the Chief Financial Officer of both Counsel and C2, has decided to leave the companies effective December 15, 2005. Stephen Weintraub, who is currently the Secretary and an Executive Vice President of both companies, will assume the CFO positions upon Mr. Clifford’s departure.

“We accept Gary’s decision to leave with great reluctance and thank him for his significant contribution over the past three years” said Allan Silber, Chairman of Counsel and C2. “We wish him success in his future endeavours.”

“Stephen is a seasoned executive. A Chartered Accountant and LL.B., he joined Counsel in 1983 as Vice President, Finance and Chief Financial Officer, a position he held until 1989. We expect the transition of responsibilities from Gary to Stephen to go smoothly” said Mr. Silber.

About Counsel Corporation
Counsel Corporation is a diversified company with operations in three specific sectors: communications, real estate and long-term care. Counsel’s communications platform is focused on its existing communications investment, C2 Global Technologies Inc. Counsel’s real estate platform has a focused strategy of investing in and developing income producing commercial properties, primarily retail shopping centres. Counsel’s long-term care business consists of the operations of seven nursing homes in Ontario. For further information, please visit Counsel’s website at www.counselcorp.com.

About C2 Global Technologies Inc.
C2 Global Technologies Inc. (“C2”) is focused on licensing it technology and patents, which includes two foundational patents in Voice over Internet Protocol (VoIP). C2 plans to realize value from its intellectual property by offering licenses to service providers, equipment companies and end-users that are deploying VoIP networks for phone-to-phone communications. For further information, visit C2’s website at www.c-2technologies.com.

FORWARD-LOOKING STATEMENTS

The statements made in this release that are not historical facts may constitute forward-looking information that involves risks and uncertainties. All statements, other than statements of historical facts, which address Counsel Corporation’s and C2’s expectations, should be considered as forward-looking statements and involve risks and uncertainties. Such statements are based on knowledge of the environment in which they currently operate, but because of the factors herein listed, as well as other factors beyond their control, actual results may differ materially from the expectations expressed in the forward-looking statements. Important factors that may cause actual results to differ from anticipated results include, but are not limited to, obtaining necessary approvals and other risks detailed from time to time in the companies’ securities and other regulatory filings.

Contact:	Stephen Weintraub
Executive Vice President and Secretary
saw@counselcorp.com
Tel: (416) 866-3058

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